May 2023

Amendment No.1 dated September 27, 2023 relating to

Pricing Supplement No. 9,209

Registration Statement Nos. 333-250103; 333-250103-01

Dated May 25, 2023

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Dual Directional Knock-Out Notes With Daily Trigger Monitoring due November 29, 2024

Based on the Value of the S&P 500® Index

Fully and Unconditionally Guaranteed by Morgan Stanley

The notes are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The notes will pay no interest and will have the terms described in the accompanying product supplement, index supplement and prospectus, as supplemented and modified by this document. The payment at maturity on the notes will be determined as follows: If the index closing value of the underlying index is less than or equal to the upside knock-out level, which is 115% of the initial index value, and greater than or equal to the downside knock-out level, which is 85% of the initial index value, on the valuation date, we will pay per note at maturity: (i) if the final index value is greater than or equal to the initial index value, the stated principal amount of $1,000 plus the greater of (a) a return reflecting 100% of the upside performance of the underlying index, which will effectively be limited to a return of 15%, and (b) the upside payment, or (ii) if the final index value is less than the initial index value, the stated principal amount plus the greater of (a) a positive return equal to the absolute value of the percentage decline, which will also effectively be limited to a positive return of 15%, and (b) the upside payment,. However, if the index closing value of the underlying index is greater than the upside knock-out level or less than the downside knock-out level on the valuation date, a trigger event will have occurred and, at maturity, we will pay per note only the stated principal amount of $1,000 plus the upside payment of $40 per note. The notes are for investors who are concerned about principal risk but seek an equity index-based return, determined as set forth herein, and who are willing to forgo current income and uncapped participation in the appreciation of the underlying index in exchange for the repayment of principal at maturity plus the possibility of receiving a return based on a limited range of performance of the underlying index but only if the index closing value of the underlying index is less than or equal to the upside knock-out level and greater than or equal to the downside knock-out level on the valuation date. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Aggregate principal amount:	$500,000
Pricing date:	May 25, 2023
Original issue date:	May 31, 2023 (3 business days after the pricing date)
Maturity date:	November 29, 2024
Interest:	None
Underlying index:	S&P 500® Index
Trigger event:

A trigger event occurs if, on the valuation date, the index closing value of the underlying index is greater than the upside knock-out level or less than the downside knock-out level. If a trigger event occurs on the valuation date, you will receive at maturity only the stated principal amount of $1,000 plus the upside payment.

Payment at maturity:

The payment at maturity will depend on whether or not a trigger event has occurred and will be determined as follows:

●If a trigger event HAS NOT occurred on the valuation date:

●If the final index value is greater than or equal to the initial index value:

$1,000 + the greater of (i) $1,000 × index return and (ii) the upside payment

In this scenario, you will receive a 1% positive return on the notes for each 1% positive return on the underlying index if the underlying index appreciates in value by more than 4%. In no event will this amount exceed the stated principal amount plus $150 per note.

●If the final index value is less than the initial index value:

$1,000 + the greater of (i) $1,000 × absolute index return and (ii) the upside payment

In this scenario, you will receive a 1% positive return on the notes for each 1% negative return on the underlying index if the underlying index depreciates in value by more than 4%. In no event will this amount exceed the stated principal amount plus $150 per note.

●If a trigger event HAS occurred on the valuation date:

$1,000 + the upside payment

Upside payment:	$40 per note (4% of the stated principal amount)
Initial index value:	4,151.28, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Upside knock-out level:	4,773.972, which is 115% of the initial index value
Downside knock-out level:	3,528.588, which is 85% of the initial index value
Index return:	(final index value – initial index value) / initial index value
Absolute index return:	The absolute value of the index return
Valuation date:	November 25, 2024, subject to postponement for non-index business days and certain market disruption events
CUSIP:	61774XY64
ISIN:	US61774XY644
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$976.30 per note. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public(1)	Agent’s commissions and fees(2)	Proceeds to us(3)
Per note	$1,000	$2.50	$997.50
Total	$500,000	$1,250	$498,750

(1)The notes will be sold only to investors purchasing the notes in fee-based advisory accounts.

(2)MS & Co. expects to sell all of the notes that it purchases from us to an unaffiliated dealer at a price of $997.50 per note, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per note. MS & Co. will not receive a sales commission with respect to the notes See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for equity-linked notes.

(3)See “Use of proceeds and hedging” on page 13.

The notes involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 6.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Notes” and “Additional Information About the Notes” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

 Product Supplement for Equity-Linked Notes dated November 16, 2020  Index Supplement dated November 16, 2020

 Prospectus dated November 16, 2020

Morgan Stanley Finance LLC

Dual Directional Knock-Out Notes With Daily Trigger Monitoring due November 29, 2024

Based on the Value of the S&P 500® Index

Investment Summary

Dual Directional Knock-Out Notes With Daily Trigger Monitoring

The Dual Directional Knock-Out Notes With Daily Trigger Monitoring due November 29, 2024 Based on the Value of the S&P 500® Index (the “notes”) offer a positive return equal to the greater of (i) the index return or the absolute index return, as applicable, and (ii) the upside payment but only if the index closing value of the underlying index is less than or equal to the upside knock-out level and greater than or equal to the downside knock-out level on the valuation date. The notes provide investors:

￭an opportunity to gain 1-to-1 upside exposure for a limited range of performance of the S&P 500® Index

￭the repayment of principal at maturity, plus a minimum positive return of 4%, subject to our creditworthiness

If the index closing value of the underlying index is less than or equal to the upside knock-out level and greater than or equal to the downside knock-out level on the valuation date, we will pay per note at maturity: (i) if the final index value is greater than or equal to the initial index value, the stated principal amount plus the greater of (a) a return reflecting 100% of the upside performance of the underlying index, which will effectively be limited to a return of 15%, and (b) the upside payment or (ii) if the final index value is less than the initial index value, the stated principal amount plus the greater of (a) a positive return equal to the absolute value of the percentage decline, which will also effectively be limited to a positive return of 15%, and (b) the upside payment. However, if the index closing value of the underlying index is greater than the upside knock-out level or less than the downside knock-out level on the valuation date, a trigger event will have occurred and, at maturity, we will pay per note only the stated principal amount of $1,000 plus the upside payment of $40 per note. All payments on the notes, including the repayment of principal at maturity, are subject to our credit risk.

Maturity:	Approximately 1.5 years
Upside payment:	$40 per note (4% of the stated principal amount)
Upside knock-out level:	115% of the initial index value, monitored daily throughout the term of the notes
Downside knock-out level:	85% of the initial index value, monitored daily throughout the term of the notes
Interest:	None

The original issue price of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date is less than $1,000. We estimate that the value of each note on the pricing date is $976.30.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the underlying index. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the upside payment, the upside knock-out level and the downside knock-out level, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

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Morgan Stanley Finance LLC

Dual Directional Knock-Out Notes With Daily Trigger Monitoring due November 29, 2024

Based on the Value of the S&P 500® Index

Key Investment Rationale

Dual Directional Knock-Out Notes With Daily Trigger Monitoring offer investors potential upside exposure for a limited range of performance of the underlying index but only if a trigger event does not occur. They are for investors who are concerned about principal risk but seek an equity index-based return, determined as set forth herein, and who are willing to forgo current income and uncapped participation in the appreciation of the underlying index in exchange for the repayment of principal at maturity plus the possibility of receiving a return based on a limited range of performance of the underlying index but only if the index closing value of the underlying index is less than or equal to the upside knock-out level and greater than or equal to the downside knock-out level on the valuation date. If the index closing value of the underlying index is less than or equal to the upside knock-out level and greater than or equal to the downside knock-out level on the valuation date, we will pay per note at maturity: (i) if the final index value is greater than or equal to the initial index value, the stated principal amount plus the greater of (a) a return reflecting 100% of the upside performance of the underlying index, which will effectively be limited to a return of 15%, and (b) the upside payment, or (ii) if the final index value is less than the initial index value, the stated principal amount plus the greater of (a) a positive return equal to the absolute value of the percentage decline, which will also effectively be limited to a positive return of 15%, and (b) the upside payment. However, if the index closing value of the underlying index is greater than the upside knock-out level or less than the downside knock-out level on the valuation date, a trigger event will have occurred and, at maturity, we will pay per note only the stated principal amount of $1,000 plus the upside payment of $40 per note.

Trigger Event

A trigger event occurs if, on the valuation date, the index closing value of the underlying index is greater than the upside knock-out level or less than the downside knock-out level. If a trigger event occurs on the valuation date, you will receive at maturity only the stated principal amount of $1,000 plus the upside payment.

Scenario 1 – A Trigger Event Does Not Occur and the Underlying Index Appreciates

If a trigger event has not occurred (meaning that the index closing value of the underlying index is less than or equal to the upside knock-out level and greater than or equal to the downside knock-out level on the valuation date) and the final index value is greater than or equal to the initial index value, you will receive for each security that you hold $1,000 plus the greater of (a) a return reflecting 100% of the index return, and (b) the upside payment. The maximum return at maturity you may receive in this scenario is a positive return of 15%.

Scenario 2 – A Trigger Event Does Not Occur and the Underlying Index Depreciates

If a trigger event has not occurred (meaning that the index closing value of the underlying index is less than or equal to the upside knock-out level and greater than or equal to the downside knock-out level on the valuation date) and the final index value is less than the initial index value, you will receive for each security that you hold $1,000 plus the greater of (a) a 1% positive return for each 1% negative return on the underlying index, and (b) the upside payment. The maximum return at maturity you may receive in this scenario is a positive return of 15%.

Scenario 3 – A Trigger Event Occurs

If a trigger event has occurred (meaning that the index closing value of the underlying index is greater than the upside knock-out level or less than the downside knock-out level on the valuation date), you will receive at maturity only the stated principal amount of $1,000 plus the upside payment of $40 per note.

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Morgan Stanley Finance LLC

Dual Directional Knock-Out Notes With Daily Trigger Monitoring due November 29, 2024

Based on the Value of the S&P 500® Index

Hypothetical Payout on the Notes

The following hypothetical examples illustrate how to calculate the payment at maturity on the notes. The following examples are for illustrative purposes only. The payment at maturity on the notes is subject to our credit risk. The below examples are based on the following terms. The actual initial index value, upside knock-out level and downside knock-out level are set forth on the cover of this document.

Stated Principal Amount:	$1,000 per note
Hypothetical Initial Index Value:	3,700
Upside Knock-Out Level:	4,255 (115% of the hypothetical initial index value)
Downside Knock-Out Level:	3,145 (85% of the hypothetical initial index value)
Upside Payment:	$40 (4% of the stated principal amount)
Interest:	None

EXAMPLE 1: A Trigger Event HAS occurred.

In this example, the index closing value of the underlying index is greater than the upside knock-out level or less than the downside knock-out level on the valuation date. Therefore, a trigger event has occurred and investors receive at maturity only the stated principal amount of $1,000 plus the upside payment, regardless of the performance of the underlying index. The investor would receive a payment at maturity of $1,040 per note, or a return of 4%, but would not participate in any performance of the underlying index because a trigger event has occurred.

EXAMPLE 2: A Trigger Event HAS NOT occurred and the underlying index increases by 10% from the initial index value to the final index value.

Final index value		4,070
Index return	=	(4,070 – 3,700) / 3,700 = 10%
Payment at maturity	=	$1,000 + ($1,000 × index return)
	=	$1,000 + ($1,000 × 10%)
	=	$1,000 + $100
	=	$1,100

In this example, the index closing value of the underlying index is less than or equal to the upside knock-out level and greater than or equal to the downside knock-out level on the valuation date. Therefore, a trigger event has not occurred. Because the final index value is greater than or equal to the initial index value, and the index return is greater than the minimum positive return of 4%, investors receive a return at maturity equal to the index return. The payment at maturity is $1,100 per note, resulting in a return of 10%.

EXAMPLE 3: A Trigger Event HAS NOT occurred and the underlying index increases by 2% from the initial index value to the final index value.

Final index value		3,774
Index return	=	(3,774 – 3,700) / 3,700 = 2%
Payment at maturity	=	$1,000 + upside payment
	=	$1,000 + $40
	=	$1,040

In this example, the index closing value of the underlying index is less than or equal to the upside knock-out level and greater than or equal to the downside knock-out level on the valuation date. Therefore, a trigger event has not occurred. Because the final index value is greater than or equal to the initial index value, and the index return is less than or equal to the minimum positive return of 4%, investors receive at maturity the stated principal amount plus the upside payment of $40. The payment at maturity is $1,040 per note, resulting in a return of 4%.

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Morgan Stanley Finance LLC

Dual Directional Knock-Out Notes With Daily Trigger Monitoring due November 29, 2024

Based on the Value of the S&P 500® Index

EXAMPLE 4: A Trigger Event HAS NOT occurred and the underlying index decreases by 8% from the initial index value to the final index value.

Final index value		3,404
Index return	=	(3,404 – 3,700) / 3,700 = - 8%
Payment at maturity	=	$1,000 + ($1,000 × absolute index return)
	=	$1,000 + ($1,000 × 8%)
	=	$1,000 + $80
	=	$1,080

In this example, the index closing value of the underlying index is less than or equal to the upside knock-out level and greater than or equal to the downside knock-out level on the valuation date. Therefore, a trigger event has not occurred. Because the final index value is less than the initial index value, and the absolute index return is greater than the minimum positive return of 4%, investors receive a return at maturity equal to the absolute index return. The payment at maturity is $1,080 per note, resulting in a return of 8%.

EXAMPLE 5: A Trigger Event HAS NOT occurred and the underlying index decreases by 3% from the initial index value to the final index value.

Final index value		3,589
Index return	=	(3,589 – 3,700) / 3,700 = -3%
Payment at maturity	=	$1,000 + upside payment
	=	$1,000 + $40
	=	$1,040

In this example, the index closing value of the underlying index is less than or equal to the upside knock-out level and greater than or equal to the downside knock-out level on the valuation date. Therefore, a trigger event has not occurred. Because the final index value is less than the initial index value, and the absolute index return is less than or equal to the minimum positive return of 4%, investors receive at maturity the stated principal amount plus the upside payment of $40. The payment at maturity is $1,040 per note, resulting in a return of 4%.

If a trigger event does not occur on the valuation date, the return on the notes will equal the greater of (i) the index return or the absolute index return, as applicable, and (ii) the upside payment. If a trigger event occurs on the valuation date, the return on the notes will equal only the upside payment, without any participation in the performance of the underlying index.

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Morgan Stanley Finance LLC

Dual Directional Knock-Out Notes With Daily Trigger Monitoring due November 29, 2024

Based on the Value of the S&P 500® Index

Risk Factors

This section describes the material risks relating to the notes. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, index supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

Risks Relating to an Investment in the Notes

￭The notes do not pay interest and may not pay more than a minimum positive return of 4% at maturity. If a trigger event does not occur and the index return or the absolute index return, as applicable, is less than or equal to 4%, you will receive a payment at maturity of only the stated principal amount of $1,000 plus the upside payment of $40 for each note you hold. If a trigger event occurs, the return on the notes will equal only the upside payment, without any participation in the performance of the underlying index. As the notes do not pay any interest, the overall return on the notes (the effective yield to maturity) may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity. The notes are for investors who are concerned about principal risk but seek an equity index-based return, determined as set forth herein, and who are willing to forgo current income in exchange for the repayment of principal at maturity plus the possibility of receiving a return based on a limited range of performance of the underlying index, but only if a trigger event does not occur.

￭You may not participate in any performance of the underlying index, and your maximum gain on the notes is limited by the upside knock-out level and downside knock-out level. If the index closing value of the underlying index is greater than the upside knock-out level or less than the downside knock-out level on the valuation date, the payment at maturity will equal only the stated principal amount plus the upside payment, without any participation in the performance of the underlying index, and you will not benefit from the dual-directional feature of the notes. If the index closing value of the underlying index is less than or equal to the upside knock-out level and greater than or equal to the downside knock-out level on the valuation date, we will pay per note at maturity: (i) if the final index value is greater than or equal to the initial index value, the stated principal amount plus the greater of (a) a return reflecting 100% of the upside performance of the underlying index, which will effectively be limited to a return of 15%, and (b) the upside payment, or (ii) if the final index value is less than the initial index value, the stated principal amount plus the greater of (a) a positive return equal to the absolute value of the percentage decline, which will also effectively be limited to a positive return of 15%, and (b) the upside payment. Accordingly, the maximum gain on the notes is limited by the upside knock-out level and the downside knock-out level, and the maximum payment at maturity is $1,150.00 per $1,000 principal amount of notes, which would be payable only if a trigger event has not occurred and the final index value represents an appreciation of exactly 15% from the initial index value, or a decline of exactly 15% from the initial index value, as applicable. Any further appreciation of the underlying index beyond the upside knock-out level, or any further depreciation of the underlying index beyond the downside knock-out level, each measured as of the close of trading on the valuation date, will result in a payment at maturity of only the stated principal amount plus the upside payment, without any participation in the performance of the underlying index.

￭The market price of the notes will be influenced by many unpredictable factors. Several factors will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including whether or not a trigger event has occurred, the value of the underlying index at any time and, in particular, on the valuation date, the volatility (frequency and magnitude of changes in value) of the underlying index, dividend rate on the stocks underlying the index, interest and yield rates in the market, time remaining until the notes mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying index or equities markets generally and which may affect the final index value of the underlying index and any actual or anticipated changes in our credit ratings or credit spreads. The value of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “S&P 500® Index Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per note if you try to sell your notes prior to maturity.

￭The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on our ability to pay all amounts due on the notes at maturity and therefore you are subject to our credit risk. The notes are not guaranteed by any other entity. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under

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Morgan Stanley Finance LLC

Dual Directional Knock-Out Notes With Daily Trigger Monitoring due November 29, 2024

Based on the Value of the S&P 500® Index

the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The final index value is not based on the value of the underlying index at any time other than the valuation date. The final index value will be based on the index closing value on the valuation date, subject to postponement for non-index business days and certain market disruption events. Assuming a trigger event does not occur, even if the value of the underlying index moves in a favorable manner prior to the valuation date but then moves in an unfavorable manner by the valuation date, the payment at maturity may be significantly less than it would have been had the payment at maturity been linked to the value of the underlying index prior to such appreciation. Although the actual value of the underlying index on the stated maturity date or at other times during the term of the notes may be different than the final index value, as determined on the valuation date, the final index value will be based solely on the index closing value of the underlying index on the valuation date.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the notes will be influenced by many unpredictable factors” above.

￭Investing in the notes is not equivalent to investing in the underlying index. Investing in the notes is not equivalent to investing in the underlying index or its component stocks. As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index. See “Hypothetical Payout on the Notes” above.

￭The notes will not be listed on any securities exchange and secondary trading may be limited. Accordingly, you should be willing to hold your notes for the entire 1.5-year term of the notes. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease

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Morgan Stanley Finance LLC

Dual Directional Knock-Out Notes With Daily Trigger Monitoring due November 29, 2024

Based on the Value of the S&P 500® Index

making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes. As calculation agent, MS & Co. will determine the initial index value, whether a trigger event occurs and the final index value, if applicable, and will calculate the amount of cash you will receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a discontinuance of the underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Description of Equity-Linked Notes—Calculation Agent and Calculations,” “—Alternate Exchange Calculation in the Case of an Event of Default” and “—Discontinuance of Any Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement for equity-linked notes. In addition, MS & Co. has determined the estimated value of the notes on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the notes (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial index value, and, therefore, could affect the value that will be used to determine the payment at maturity. Additionally, such hedging or trading activities during the term of the notes, including on the valuation date, could affect the closing value of the underlying index, and, accordingly, the amount of cash an investor will receive at maturity.

Risks Relating to the Underlying Index

￭Adjustments to the underlying index could adversely affect the value of the notes. The publisher of the underlying index can add, delete or substitute the stocks underlying the index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the underlying index. Any of these actions could adversely affect the value of the notes. The publisher of the underlying index may also discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, the index closing value will be an amount based on the values of the stocks underlying the discontinued index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co, as calculation agent, in accordance with the formula for calculating the index closing value last in effect prior to discontinuance of the underlying index.

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Morgan Stanley Finance LLC

Dual Directional Knock-Out Notes With Daily Trigger Monitoring due November 29, 2024

Based on the Value of the S&P 500® Index

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”), consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

Information as of market close on May 25, 2023:

Bloomberg Ticker Symbol:	SPX
Current Index Value:	4,151.28
52 Weeks Ago:	3,978.73
52 Week High (on 8/16/2022):	4,305.20
52 Week Low (on 10/12/2022):	3,577.03

The following graph sets forth the daily index closing values of the underlying index for each quarter in the period from January 1, 2018 through May 25, 2023. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the same period. The index closing value of the underlying index on May 25, 2023 was 4,151.28. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The underlying index has at times experienced periods of high volatility. You should not take the historical values of the underlying index as an indication of its future performance, and no assurance can be given as to the index closing value of the underlying index on any day, including the valuation date.

S&P 500® Index Daily Index Closing Values January 1, 2018 to May 25, 2023

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Morgan Stanley Finance LLC

Dual Directional Knock-Out Notes With Daily Trigger Monitoring due November 29, 2024

Based on the Value of the S&P 500® Index

S&P 500® Index	High	Low	Period End
2018
First Quarter	2,872.87	2,581.00	2,640.87
Second Quarter	2,786.85	2,581.88	2,718.37
Third Quarter	2,930.75	2,713.22	2,913.98
Fourth Quarter	2,925.51	2,351.10	2,506.85
2019
First Quarter	2,854.88	2,447.89	2,834.40
Second Quarter	2,954.18	2,744.45	2,941.76
Third Quarter	3,025.86	2,840.60	2,976.74
Fourth Quarter	3,240.02	2,887.61	3,230.78
2020
First Quarter	3,386.15	2,237.40	2,584.59
Second Quarter	3,232.39	2,470.50	3,100.29
Third Quarter	3,580.84	3,115.86	3,363.00
Fourth Quarter	3,756.07	3,269.96	3,756.07
2021
First Quarter	3,974.54	3,700.65	3,972.89
Second Quarter	4,297.50	4,019.87	4,297.50
Third Quarter	4,536.95	4,258.49	4,307.54
Fourth Quarter	4,793.06	4,300.46	4,766.18
2022
First Quarter	4,796.56	4,170.70	4,530.41
Second Quarter	4,582.64	3,666.77	3,785.38
Third Quarter	4,305.20	3,585.62	3,585.62
Fourth Quarter	4,080.11	3,577.03	3,839.50
2023
First Quarter	4,179.76	3,808.10	4,109.31
Second Quarter (through May 25, 2023)	4,198.05	4,055.99	4,151.28

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. For more information, see “S&P 500® Index” in the accompanying index supplement.

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Morgan Stanley Finance LLC

Dual Directional Knock-Out Notes With Daily Trigger Monitoring due November 29, 2024

Based on the Value of the S&P 500® Index

Additional Terms of the Notes

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described herein shall control.
Underlying index publisher:	S&P Dow Jones Indices LLC or any successor thereof
Denominations:	$1,000 and integral multiples thereof
Interest:	None
Call right:	The notes are not callable prior to the maturity date
Postponement of maturity date:

If the valuation date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the valuation date as postponed.

Equity-linked notes:

All references to “equity-linked notes” or related terms in the accompanying product supplement for equity-linked notes shall be deemed to refer to dual directional knock-out notes when read in conjunction with this document.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Issuer notice to registered note holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the valuation date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the notes by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile, confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the notes in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date, and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual valuation date for determining the final index value.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary of the payment at maturity on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date and (ii) deliver the aggregate cash amount due with respect to the notes to the trustee for delivery to the depositary, as holder of the notes, on the maturity date.

May 2023 Page 11

Morgan Stanley Finance LLC

Dual Directional Knock-Out Notes With Daily Trigger Monitoring due November 29, 2024

Based on the Value of the S&P 500® Index

Additional Information About the Notes

Additional Information:
Minimum ticketing size:	$1,000 / 1 note
Tax considerations:

We intend to take the position that the amendment to the terms of the notes effected by this pricing supplement does not result in a deemed termination and reissuance of the notes for U.S. federal income tax purposes. However, the IRS may disagree with this position. You should consult your tax advisor regarding the potential U.S. federal income tax consequences of the amendment, in particular whether the amendment would be viewed as a “significant modification” of the notes for U.S. federal income tax purposes. Unless otherwise stated, the remainder of this discussion assumes that the amendment is not a significant modification of the notes for U.S. federal income tax purposes.

Based on the foregoing, we intend to treat the notes as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders.” Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying product supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of the payments on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. We have determined that the “comparable yield” for the notes is a rate of 5.0206% per annum, compounded semi-annually. Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a single projected amount equal to $ 1,077.1600 due at maturity.

You should read the discussion under “United States Federal Taxation” in the accompanying product supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of interest income (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD

INTEREST INCOME DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)

TOTAL INTEREST INCOME DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD

Original Issue Date through June 30, 2023

$4.1838

$4.1838

July 1, 2023 through December 31, 2023

$25.2080

$29.3918

January 1, 2024 through June 30, 2024

$25.8408

$55.2326

July 1, 2024 through the Maturity Date

$21.9274

$77.1600

The comparable yield and the projected payment schedule will not be provided for any purpose other than the determination of U.S. Holders’ accruals of interest income and adjustments thereto in respect of the notes for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payments that will be made on the notes.

If you are a non-U.S. investor, please also read the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

As discussed in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an Internal Revenue Service (“IRS”) notice, Section 871(m) will not apply to securities issued before January 1, 2025 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the notes do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the notes should not be Specified Securities and, therefore, should not be subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local

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Morgan Stanley Finance LLC

Dual Directional Knock-Out Notes With Daily Trigger Monitoring due November 29, 2024

Based on the Value of the S&P 500® Index

or non-U.S. taxing jurisdiction.
Use of proceeds and hedging:

The proceeds from the sale of the notes will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per note issued, because, when we enter into hedging transactions in order to meet our obligations under the notes, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the notes borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the notes.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the notes by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in stocks of the underlying index, in futures and options contracts on the underlying index and any component stocks of the underlying index listed on major securities markets or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could affect the value of the underlying index on the pricing date, and, therefore, could affect the value that will be used to determine the payment at maturity. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the notes, including on the valuation date, by purchasing and selling the stocks constituting the underlying index, futures or options contracts on the underlying index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activities will not affect the value of the underlying index, and, therefore, adversely affect the value of the notes or the payment you will receive at maturity. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Supplemental information regarding plan of distribution; conflicts of interest:

MS & Co. expects to sell all of the notes that it purchases from us to an unaffiliated dealer at a price of $997.50 per note, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per note. MS & Co. will not receive a sales commission with respect to the notes.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Validity of the notes:

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the notes offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such notes will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the notes and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 16, 2020, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2020.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for Equity-Linked Notes and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for Equity-Linked Notes, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley or MSFL will arrange to send you the product supplement for Equity-Linked Notes, index supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Equity-Linked Notes dated November 16, 2020

Index Supplement dated November 16, 2020

Prospectus dated November 16, 2020

Terms used but not defined in this document are defined in the product supplement for Equity-Linked Notes, in the index supplement or in the prospectus.

May 2023 Page 13